MINING CLAIMS
JOINT OPERATIONS AGREEMENT

This mining claims joint operations agreement, dated conditionally effective as of the Closing Date (as that term is defined in the Parties’ “asset sale agreement”, which was fully executed immediately prior to this Agreement’s execution), if such Closing Date ever occurs thereunder (the “Effective Date”), is entered into by and between BOWERMAN HOLDINGS, LLC, a California domestic limited liability company (“Bowerman”), and DEL TORO SILVER CORP., a Nevada domestic corporation (“Del Toro”). Bowerman and Del Toro are at times hereinafter referred to singly as a “Party” and collectively as the “Parties.”

RECITALS

     A. As a result of a closing earlier on the Effective Date, Del Toro owns and controls, inter alia, an undivided sixty percent (60%) interest in title to the unpatented mining claims that are located in Siskiyou County, California, and described in this Agreement’s Exhibit A, any and all rights, duties, obligations, and other items incidental and/or ancillary thereto (the “Claims”).

     B. Bowerman was the seller of Del Toro’s 60% interest in and to the Claims, and retains the remaining undivided forty percent (40%) interest in and to the Claims.

     C. Bowerman wishes to participate with Del Toro in the exploration, evaluation, development and mining of the mineral resources within the Claims, and Del Toro is willing to grant such rights to Bowerman, upon and subject to this Agreement’s terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals (“Recitals”), the mutual promises, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby covenant and agree as follows:

1. PRELIMINARY MATTERS

     1.1 Recitals. The Recitals hereto are true, correct and complete, and are hereby incorporated into this Agreement by this reference as if fully set forth herein.

     1.2 Cross-References. References to an “Exhibit” or “Section” refer to the respective exhibits to and section of this Agreement, as applicable.

     1.3 Exhibits. All exhibits attached hereto are hereby incorporated into this Agreement by this reference as if fully set forth herein.

2. DEFINITIONS

     2.1 “Affiliate” of a Party means any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Party; provided, however, that neither Party shall, despite any ultimate commonality of ownership, be deemed or found to be an Affiliate of the other Party. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through membership, ownership of voting securities (including common stock), by contract, or otherwise.

     2.2 “Agreement” means this mining claims joint operations agreement, as executed and amended from time to time.

     2.3 “Business Information” means the terms of this Agreement, and any other agreement relating to the relationship documented by this Agreement, and all information, data, knowledge and know-how, in whatever form and however communicated (including Confidential Information), developed, conceived, originated or obtained by either Party in performing its obligations under this Agreement (but excluding any improvements, enhancements, refinements or incremental additions to Party Information that are developed, conceived, originated or obtained by either Party in performing its obligations under this Agreement).

     2.4 “Confidential Information” means all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including all analyses, interpretations, compilations, studies, excerpts, summaries and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Party. Confidential Information does not include information within the public domain through no fault or action taken by either Party after the Effective Date of this Agreement.

     2.5 “Continuing Obligations” means those obligations or responsibilities that are reasonably expected to continue or arise after operations on a particular area of the Claims have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

     2.6 “Encumber” means the act of creating or purporting to create an Encumbrance, whether or not perfected under applicable law.

     2.7 “Encumbrance” means, with respect to either Party, or any material asset of either Party, a mortgage, pledge, security interest, lien, assignment as security, proxy coupled with an interest, option, or preferential right to purchase.

     2.8 “Environmental Compliance” means actions performed during or after operation of the Claims to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Claims and/or the Real Property, or other compliance with Environmental Laws.

     2.9 “Environmental Damage” means creation of damage or threatened damage to the air, soil, surface water, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Claims and/or the Real Property.

     2.10 “Environmental Laws” means Laws aimed at reclamation or restoration of the Claims and/or the Real Property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

     2.11 “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Party, by any person or entity other than the other Party, alleging liability (including liability for studies, testing or investigative costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Claims and/or the Real Property and/or emanating or migrating and/or threatening to emanate or migrate from the Claims and/or the Real Property to off-site properties, (ii) physical disturbance of the environment, and/or (iii) the violation or alleged violation of any Environmental Laws.

     2.12 “Involuntary Transfer” means, with respect to either Party, any Transfer or Encumbrance pursuant to court order, foreclosure of a security interest, execution of a judgment or other legal process, by operation of law or otherwise, including a purported transfer to or from a trustee in bankruptcy, receiver or assignee for the benefit of creditors.

     2.13 “Involuntary Withdrawal” means, with respect to either Party, the occurrence of any of the following events: (i) the Party makes an assignment for the benefit of creditors; (ii) the Party files a voluntary petition in bankruptcy; (iii) the Party is adjudicated bankrupt or insolvent or there is entered against the Party an order for relief in any bankruptcy or insolvency proceeding; (iv) the Party files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) the Party seeks, consents to or acquiesces in the appointment of a trustee or receiver for, or liquidation of the Party or of all or any substantial part of such Party’s assets; (vi) the Party files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Party in any proceeding described in clauses (i) through (v) hereof; (vii) any proceeding against the Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver or liquidator for the Party or all or any substantial part of the Party’s properties without the Party’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if stayed, for one hundred twenty (120) days after expiration of the stay during which period the appointment is not vacated; (viii) the dissolution of the Party or the revocation of its charter; or (ix) breach of this Agreement by the Party.

     2.14 “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

     2.15 “Notice” means a written notice required or permitted under this Agreement and conforming to the provisions of Section 15.1.

     2.16 “Party Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including Confidential Information), which, as shown by written records, was developed, conceived, originated or obtained by a Party (i) prior to entering into this Agreement, or (ii) independent of its performance under the terms of this Agreement.

     2.17 “Person” means a natural person, partnership, limited partnership, trustee, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

     2.18 “Products” means any and all mineral and other resources produced in commercial quantities, marketed and/or sold from or by reason of development, operation and commercial exploitation of the Claims.

     2.19 “Transfer” means, with respect to a Party’s interest under and pursuant to this Agreement, or any element thereof, any sale, assignment, gift, Involuntary Transfer, or other disposition of such interest or any element thereof, directly or indirectly, other than an Encumbrance that is expressly permitted hereunder.

3. LICENSE ACKNOWLEDGEMENT AND PERMISSION TO OPERATE

     3.1 License Acknowledgement. Upon and subject to the terms, provisions, conditions and payments contained or provided for in this Agreement, Bowerman hereby acknowledges that Del Toro, as majority owner of the Claims, has the right to enter upon the Claims and the real property containing the Claims (the “Real Property”) to (i) evaluate the potential for further developing, mining and operating of the Claims, (ii) develop, improve, mine, operate and otherwise commercially exploit the Claims and the underlying mineral resources, (iii) operate, store, maintain and otherwise use the Operating Assets on and for the exclusive benefit of the Claims, (iv) market and sell any and all Products, (v) complete and satisfy any and all Environmental Compliance obligations and Continuing Obligations, and (vi) perform any other activity necessary, appropriate or incidental to any of the foregoing. The foregoing authorized activities on and about the Claims shall be collectively referred to hereinafter as the “Permitted Uses.”

     3.2 Limitation. Unless the Parties hereafter otherwise agree in writing, operation of the Claims shall be limited to the Permitted Uses, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationship of the Parties as set forth in this Agreement.

4. TERM. This Agreement begins on the Effective Date and, unless terminated earlier as provided for herein, continues in force thereafter until 1 January 2017 (the “Term”).

5. REPRESENTATIONS AND WARRANTIES; TITLE TO CLAIMS

     5.1 Representations and Warranties of Del Toro. As of the Effective Date, Del Toro represents and warrants to Bowerman that:

          5.1.1 It is a domestic for-profit corporation duly organized and in good standing in Nevada, and that it shall become qualified to do business and shall be in good standing in those states where necessary in order to carry out the purposes of this Agreement, including California;

          5.1.2 It has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all actions required to authorize it to enter into and perform this Agreement have been properly taken;

          5.1.3 It will not breach any other agreement or arrangement by entering into or performing this Agreement;

          5.1.4 It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of operations hereunder; and

          5.1.5 This Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

     5.2 Representations and Warranties of Bowerman. As of the Effective Date, Bowerman represents and warrants to Del Toro that:

          5.2.1 It is a limited liability company duly organized and in good standing in California;

          5.2.2 It has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all actions required to authorize it to enter into and perform this Agreement have been properly taken;

           5.2.3 It will not breach any other agreement or arrangement by entering into or performing this Agreement;

           5.2.4 It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of operations hereunder; and

           5.2.5 This Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

The representations and warranties set forth above in this Section 5 shall survive the execution and delivery of this Agreement.

     5.3 Disclosures. Each of the Parties represents and warrants that, as of the Effective Date, it is unaware of any material facts or circumstances that have not been disclosed in this Agreement or otherwise disclosed in writing to the other Party prior to the Effective Date, which should be disclosed to the other Party in order to prevent the representations and warranties in this Section 5 from being materially misleading. Bowerman has disclosed to Del Toro all information it believes to be material concerning the Claims, including all information in its possession concerning Environmental Liabilities, and has provided to or made available for inspection by Del Toro all such information - but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as may be otherwise provided for in Section 5.2) or as to the boundaries of the Claims. Each Party represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the claims and upon its own geologic and engineering interpretations related thereto.

     5.4 Record Title. Title to the Claims shall be held throughout the Term by the Parties in their then-current respective ownership interests, subject to the paramount tile of the United States of America.

     5.5 Loss of Title. Any failure or loss of title to the Claims, and all costs of defending title, shall be borne by the Parties in their then-current respective ownership interests, except that all costs and losses arising out of or resulting from breach of the representations and warranties of Bowerman herein as to title shall be charged exclusively to Bowerman.

6. RELATIONSHIP OF PARTIES

     6.1 No Partnership. Nothing contained in this Agreement shall be deemed to make or constitute either Party the partner of the other or, except as otherwise herein expressly provided, to make or constitute either Party the agent or legal representative of the other, or to create any fiduciary relationship whatsoever between them. The Parties do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership. Neither Party, nor any of its shareholders, members, directors, officers, managers, employees, agents and attorneys-in-fact, or its Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein, and any such action or assumption by a Party’s managers, members, directors, officers, employees, agents and attorneys-in-fact, or Affiliates, shall be a breach by such Party of this Agreement. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective, unless otherwise expressly stated to the contrary herein. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Parties that the rights acquired hereunder shall be as tenants in common.

     6.2 Other Business Opportunities. Except as expressly provided in this Agreement, each Party shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with the endeavor contemplated by this Agreement, without consulting with, or incurring any obligation to, the other Party. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to this endeavor or to any other activity or operation of either Party. Neither Party shall have any obligation to the other with respect to an opportunity to acquire any property outside the Real Property at any time or within the Real Property after the termination of the endeavor contemplated by this Agreement. Unless otherwise agreed in writing, neither Party shall have any obligation to process or otherwise treat any Products in any facility owned or controlled by such Party.

     6.3 Waiver of Rights to Partition or Other Division of Assets. Each of the Parties hereby forever waives, relinquishes and releases all rights of partition, or of sale in lieu thereof, or other division of the Claims, except as may be otherwise specifically provided for herein, including any such rights provided by Law.

     6.4 Transfer or Termination of Rights. Except as otherwise provided for in this Agreement or as expressly agreed to by the Parties in writing, neither Party shall Transfer all or any part of its interests under this Agreement or otherwise permit or cause such interests to terminate.

     6.5 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

     6.6 No Third Party Beneficiary Rights. This Agreement benefits only the Parties and their respective successors and assigns, and, except as specifically set forth herein, shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

7. MANAGEMENT AND OPERATIONS

     7.1 Sole Operator. Del Toro shall be the manager of the joint endeavor memorialized herein, and, as such, shall promptly hereafter form a single purpose entity (“SPE”) that, subject to tax counsel’s guidance and direction, is presently to be a California limited liability company, in which Del Toro and Bowerman shall be the only equity holders (with the stake of each equaling its Participating Interest (as defined below)). The SPE shall act as the sole and exclusive operator entitled to exercise, operate, administer and manage the Permitted Uses during the Term, and nothing more. Subject to Section 7.2, the other provisions herein, and applicable law, Del Toro shall have full, exclusive and complete discretion, power and authority to manage, control, administer and operate the SPE’s business and affairs on the Claims for the Permitted Uses, and to make all decisions affecting such business and affairs.

     7.2 Thirty-six Month Work Plan. Notwithstanding the provisions of Section 7.1, the Parties have approved a budget and work plan for the SPE’s first thirty-six months of work on and about the Claims (the “36-Month Work Plan”). A copy of that 36-Month Work Plan is attached hereto as Exhibit B. Del Toro shall use its best efforts to cause the SPE to perform and comply with the 36-Month Work Plan in all material respects, pursuant to the standard of care set forth in Section 7.7. The method and manner of performing and complying with the 36-Month Work Plan shall be left to Del Toro’s sole discretion. The 36-Month Work Plan shall not be amended, altered or otherwise changed without the written consent of both Parties. The first one million five hundred thousand dollars ($1,500,000) expended under the 36-Month Work Plan shall be paid into the SPE by Del Toro for such expenditure. For avoidance of doubt, Bowerman’s financial obligations hereunder shall be entirely carried and stayed until such time as Del Toro has expended $1,500,000 under the 36-Month Work Plan (“Carry Period”).

     7.3 Emergency or Unexpected Expenditures. In case of emergency occurring during performance of the 36-Month Work Plan, Del Toro may take any reasonable action it deems necessary to protect life or property, to protect the Claims, or to comply with Laws. Del Toro may advance reasonable expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. Del Toro shall promptly notify Bowerman of the emergency or unexpected expenditure.

     7.4 Work During Remainder of Term. Upon completion of the 36-Month Work Plan and for the remainder of the Term, Del Toro shall prepare and submit to Bowerman a budget and work plan for each such year. Bowerman shall not have any rights to approve or disapprove the same, and such budgets and work plans shall be solely for Bowerman’s information. Notwithstanding the preceding sentence, Del Toro shall use its best efforts to perform and comply with any and all such further work plans in all material respects, pursuant to the standard of care set forth in Section 7.7. The method and manner of performing and complying with such work plans shall be left to Del Toro’s sole discretion. Such work plans shall not be materially amended, altered or otherwise changed without Notice to Bowerman of such changes.

     7.5 Specific Power and Authority of Del Toro. In addition to the other duties and responsibilities set forth in this Section 7, and subject to the other terms and provisions of this Agreement, Del Toro shall have the following specific powers and duties, which shall be discharged in accordance with the 36-Month Work Plan and all other adopted work plans:

          7.5.1 Management. Del Toro shall manage, direct and control operation of the Claims through the SPE, and shall prepare and deliver to Bowerman all reports mandated by this Agreement.

          7.5.2 Expenses. Del Toro shall advance all expenditures

necessary to carry out the work programs, and shall promptly advise Bowerman if it lacks sufficient funds to carry out its responsibilities under this Agreement. To the extent Del Toro is not reimbursed for such expenditures pursuant to the provisions of this Agreement, Del Toro shall bear any and all such expenditures, without contribution from Bowerman.

          7.5.3 Acquisition of Material. Del Toro shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances, (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions, and (iii) keep the Claims and Real Property free and clear of all Encumbrances, except any mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by Bowerman.

          7.5.4 Title Examinations. Del Toro shall conduct such title examinations of the Claims and Real Property and cure such title defects pertaining to the Claims and/or Real Property as it deems advisable in its reasonable judgment.

          7.5.5 Payments to Maintain Claims. Del Toro shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements with third parties related to the Claims and/or the Real Property; (ii) pay all taxes, assessments and like charges on operations and/or the Claims, except taxes determined or measured by a Party’s sales revenue or net income, and otherwise promptly pay and discharge expenses incurred in operations; provided, however, that Del Toro shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges or take other reasonable steps or proceedings to seek a reduction or readjustment prior to payment, but in no event shall Del Toro permit or allow title to the Claims to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Claims.

          7.5.6 Compliance with Laws. Del Toro shall (i) apply for all necessary permits, licenses and approvals relating to operations with respect to the Claims, (ii) comply with all Laws, including Environmental Laws, (iii) notify Bowerman promptly of any actual or alleged substantial violations thereof, and (iv) maintain records and prepare and file all reports or notices required for or as a result of operation of the Claims. Del Toro shall not be in breach of this provision if a violation has occurred in spite of Del Toro’s good faith efforts to comply consistent with its standard of care under Section 7.7. If any such violation occurs, Del Toro shall timely cure or dispose of such violation on behalf of both Parties through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Account (as defined below).

          7.5.7 Litigation. Del Toro shall prosecute and defend, but shall not initiate without Bowerman’s consent, all litigation against third parties or administrative proceedings arising out of operation of the Claims. Bowerman must approve any settlement involving payments, commitments or obligations in excess of fifty thousand dollars ($50,000).

          7.5.8 Insurance. Del Toro shall provide adequate insurance for the benefit of the Parties and shall ensure that the SPE at all times while conducting operations complies fully with the applicable worker’s compensation laws and purchase, or provides protection for the Parties comparable to that provided under standard form insurance policies for the following risk categories: (i) comprehensive general liability and property damage with combined limits to be determined by Del Toro in its reasonable discretion; (ii) automobile insurance with combined limits to be determined by Del Toro in its reasonable discretion; and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. The SPE shall be the primary insured, but Del Toro and Bowerman shall be named as additional insured parties under all such policies. Each Party shall self-insure or purchase for its own account such additional insurance coverage as it deems warranted.

          7.5.9 Limitations. The consent of Bowerman is required before Del Toro may, through the SPE or otherwise, (i) abandon or surrender any of the Claims, (ii) begin a liquidation or initiate wind up of operation of the Claims, or (iii) dispose of material Operating Assets necessary to achieve the purposes of this Agreement.

          7.5.10 Performance by Third Parties. Del Toro shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors, including, of course, the SPE.

          7.5.11 Assessment Work. Del Toro shall perform or cause to be performed all assessment and other work, and shall pay all governmental fees required by Law in order to maintain the Claims, mill sites and tunnel sites included within the Claims. Subject to and not in lieu of its obligations under the 36-Month Work Plan and subsequent approved work plans, Del Toro shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration (and continued actual occupancy of such Claims and sites shall not be required). Del Toro shall not be liable on account of any determination by any court or governmental agency that the work performed by the SPE does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the Claims, provided that the work done is pursuant to the 36-Month Work Plan and/or any subsequent adopted work plan, and is performed in accordance with Del Toro’s standard of care under Section 7.7. Del Toro shall timely record with the appropriate county and file with the appropriate United States agency any and all required affidavits, notices of intent to hold, and other documents in proper form attesting to the payment of governmental fees, the performance of assessment work, or the intent to hold the Claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each Claim and site. Del Toro shall not be liable on account of any determination by a court or governmental agency that any such document submitted by Del Toro does not comply with applicable requirements (provided that such document is prepared and recorded or filed in accordance with Del Toro’s standard of care under Section 7.7) .

          7.5.12 Relocation. If authorized by Bowerman, Del Toro may (i) locate, amend or relocate any Claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such Claims or sites, (iv) abandon any Claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Claims for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any Claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

          7.5.13 Books and Records. Del Toro shall keep and maintain all required accounting and financial records pursuant to US GAAP (as defined below).

          7.5.14 Environmental Compliance Plan. Del Toro shall prepare an Environmental Compliance plan for all operations consistent with applicable Laws or contractual obligations and shall include in each work plan and budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Real Property disturbed by operation of the Claims.

          7.5.15 Continuing Obligations. Del Toro shall undertake Continuing Obligations when and as economically feasible and appropriate, whether before or after termination of the endeavor set forth in this Agreement. As part of each work plan and budget, Del Toro shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures and shall describe the efforts undertaken or planned to discharge Continuing Obligations.

          7.5.16 Additional Obligations. Del Toro shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions referenced in this Agreement.

     7.6 Payments to Del Toro. Up to a maximum of one million five hundred thousand dollars ($1,500,000), Del Toro shall be solely liable and responsible for any and all costs of performing and complying with the 36-Month Work Plan and subsequent work plans. Proceeds from production shall be distributed pursuant to Section 8.2. Bowerman shall not be liable or responsible for payment of any compensation or other amounts to Del Toro, and Del Toro shall look solely to the proceeds from production for any monetary return on its investment in the Claims.

     7.7 Standard of Care. Del Toro shall discharge its duties under this Agreement and conduct all operations and activities on the Claims through the SPE in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, patents, permits, contracts and other agreements pertaining to the Claims. Del Toro shall not be liable to Bowerman for any act or omission resulting in damage or loss except to the extent caused by or attributable to Del Toro’s breach of the foregoing standard of care, willful misconduct or gross negligence.

     7.8 Transactions with Affiliates. If Del Toro or the SPE engages one or more Affiliates to provide services hereunder, it shall do so on terms equal to or about the same as would exist in an arms-length transaction with unrelated Persons.

     7.9 Operations Indemnity. In addition to and not in substitution for or in lieu of any other indemnities contained in this Agreement, and up to the $1,500,000 expenditure commitment provided for herein, Del Toro (and, ultimately, the SPE) shall pay and be liable and responsible for any and all costs and expenses (including legal and other professional and consulting fees and costs) incurred in connection with the Permitted Uses, and shall indemnify, defend and hold harmless Bowerman from any and all claims, demands, liens, charges, actions, causes of action, suits, proceedings, costs and expenses suffered or incurred by Bowerman arising out of, in connection with or relating to the Permitted Uses and/or operation of or with respect to the Claims.

8. DISPOSITION OF PRODUCTION

     8.1 Del Toro’s Duty to Market and Sell. Del Toro shall use its best efforts to produce, market and sell the Products on commercially reasonable terms and conditions, and at commercially reasonable prices.

     8.2 Shares of Proceeds. Unless and until Del Toro acquires additional interest in the Claims under the option granted to it in Section 4 of the Asset Sale Agreement through which Del Toro acquired its present, sixty percent (60%) interest in the Claims, the Parties shall share in the SPE’s Net Proceeds (as defined below) of production of the Products as follows (each singly a “Participating Interest”):

Del Toro	60%
Bowerman	40%
Total	100%

To the extent Bowerman elects not to take its Participating Interest in-kind pursuant to Section 8.4 below, Del Toro, within thirty (30) days after the close of each calendar quarter, shall pay to Bowerman Bowerman’s Participating Interest from said quarter.

     8.3 Net Proceeds. The term “Net Proceeds” means the gross revenue resulting from Product sales, less the aggregate of (i) all Production Expenses (defined below), including any expenses paid and/or incurred pursuant to the 36-Month Work Plan, to the extent any remain unpaid or unreimbursed, (ii) any direct sales transaction costs, including commissions and other sales fees, (iii) taxes paid or accrued by reason of the sale of Products, excluding any and all federal, state and local taxes payable by either Party on its income, (iv) reserves reasonably established by Del Toro for emergency, unexpected or unanticipated contingencies, and (v) other costs associated with the production, sales or other disposition of the Products, whether similar or dissimilar to the foregoing.

     8.4 Taking in-kind. Each Party may take in-kind or separately dispose of its share of all Products in proportion to its Participating Interest. Any extra expenditure incurred in the taking in-kind or separate disposition by either Party of its proportionate share of Products shall be borne by such Party. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or the permitting of the processing of Products owned by any third party at any processing facilities constructed by the Parties pursuant to this Agreement. Del Toro shall give Notice in advance of the anticipated delivery date upon which Products will be available. Each Party shall report promptly to the other the prices it receives for its share of Products.

     8.5 Delegation of Authority to Sell Products Taken in Kind. Unless Bowerman expressly notifies Del Toro that Bowerman will sell its share of Products, Bowerman will be deemed to have authorized Del Toro to sell to third parties Bowerman’s share of Products and Del Toro shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the Notice date described in Section 8.4 above, to purchase Bowerman’s share for its own account at not less than the prevailing market price in San Francisco, California.

     8.6 Hedging. Neither Party shall have any obligation to account to the other Party for, nor shall have any interest or right of participation in any profits or proceeds from, nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Party with respect to its proportionate share of any Products.

9. ACCOUNTING AND REPORTING PROCEDURES

     9.1 General Accounting Records. Del Toro shall maintain detailed and comprehensive cost accounting records in accordance with generally accepted accounting principles used by companies based in the United States (“US GAAP”). For purposes of this Agreement, US GAAP means the written opinions, standards, interpretations, and bulletins developed by the Financial Accounting Standards Board (“FASB”), the accounting profession (“AICP”), and the Security and Exchange Commission (“SEC”). Cost accounting records maintained under these accounting procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, shall provide a record of revenues and expenditures and periodic statements of financial position, and the results of operations, for managerial, tax, regulatory and other financial, regulatory, and legal reporting purposes related to the joint endeavor contemplated by this Agreement. Such records shall be retained for the duration of the longer of the period allowed the Parties for audit or the period necessary to comply with tax and other regulatory requirements. The records shall reflect all obligations, advances and credits of the Parties.

     9.2 Cash Management Accounts. Del Toro shall maintain one or more separate cash management accounts in the SPE’s name for the payment of all expenses and the deposit of all cash receipts for operation of the Claims (collectively, the “Account”). Neither Party nor the SPE more generally shall commingle the Account with any other account, and Del Toro shall promptly provide Bowerman with access to any and all Account records if Bowerman hereafter so requests.

     9.3 Charges to Account. Subject to the limitations hereinafter set forth, the Account shall be debited for the following expenses after the Carry Period has lapsed (collectively, the “Production Expenses”):

          9.3.1 All Claims and Real Property holding costs, including governmental fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any and all required advances, and all other payments made by Del Toro or the SPE which are necessary to acquire or maintain title to the Claims;

          9.3.2 Salaries and wages of Del Toro’s employees directly engaged in operation of the Claims, including salaries or wages of employees who are temporarily assigned to and directly employed at the Claims;

          9.3.3 Del Toro’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Section 9.3.2. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages;

          9.3.4 Del Toro’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Section 9.3.2 rather than payments under an employee benefit plan) and other benefit plans of a like nature applicable to salaries and wages chargeable under Section 9.3.2, provided that the plans are limited to the extent feasible to those customary in the industry;

          9.3.5 Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Section 9.3.2, including all penalties except those resulting from the willful misconduct or gross negligence of Del Toro;

          9.3.6 The cost of materials, equipment and supplies (collectively, “Material”) purchased from non-Affiliates or furnished by Del Toro; provided that Del Toro shall (i) purchase or furnish only so much Material as may be required for immediate use in efficient and economical operation of the Claims, and (ii) maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock, disruption of operations, or additional costs due predictable supply needs on an exigent procurement basis;

          9.3.7 The actual cost of procuring, operating, supplying, maintaining, repairing, servicing and insuring the machinery, equipment, facilities and improvements to the Real Property that are owned by Del Toro or licensed by Del Toro from any third party (including an Affiliate of Bowerman or its parent corporation, as in part or all further detailed herein) and used in operations or to provide support or utility services to operations (“Operating Assets”), which will be charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities; provided that such rates shall (i) include costs of maintenance, repairs, supplies, and other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed seven percent (7.0%) per annum, and (ii) not exceed the average commercial rates currently prevailing in Siskiyou County, California;

          9.3.8 Reasonable transportation costs incurred in connection with the transportation of employees and Material necessary for operations;

          9.3.9 The cost of contract services and utilities procured from outside sources. If Del Toro or an Affiliate thereof performs contract services, the cost charged to the Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of operations.

          9.3.10 Net premiums paid for insurance for Operations for the protection of the Parties; provided that, when Operations are conducted in an area where Del Toro may self-insure for Worker’s Compensation and/or Employer’s Liability under state law, Del Toro may include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Account provided that such charges shall not exceed published statutory rates;

          9.3.11 All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any of the Operating Assets, to the extent such damage or loss results from any cause other than the willful misconduct or gross negligence of Del Toro; provided that Del Toro shall furnish Bowerman with written notice of such damage(s) and/or loss(es) as soon as practicable after Del Toro has knowledge thereof;

          9.3.12 All legal and regulatory costs and expenses incurred in or resulting from operation of, recovery from, or which are necessary to protect, the Claims, including costs of title investigation and title curative services; provided that all attorneys’ fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of fifty thousand dollars ($50,000) per annum shall not be charged to the Account unless previously approved by Bowerman;

          9.3.13 All taxes, assessments and like charges on operation of the Claims and/or the Operating Assets which have been paid by Del Toro; provided, however, that each Party shall be separately responsible for taxes determined or measured by a Party’s sales revenue or net income;

          9.3.14 A monthly sum for each phase of operations as provided below, which shall be a liquidated amount to reimburse Del Toro for its office overhead and general and administrative expenses to conduct each phase of operations, and which shall be in lieu of any management fee or tax based on production of Products (the “Administrative Charges”): five hundred dollars ($500) per month for operations conducted under the 36-Month Work

Plan and/or any subsequent work plan approved by the Parties.

          9.3.15 Administrative supervision, which includes all services rendered by managers and department supervisors (but not for officers and directors of Del Toro) for operation of the Claims;

          9.3.16 Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of this Agreement, and preparation of reports;

          9.3.17 Rentals and other charges for office and records storage space, telephone service, office equipment and supplies;

          9.3.18 Costs of reasonably anticipated Environmental Compliance, which shall be determined by Del Toro in an amount sufficient to establish an Environmental Compliance fund for payment of ongoing Environmental Compliance obligations conducted during operations and which will aggregate the reasonably anticipated costs of mine closure, post-operations Environmental Compliance and Continuing Obligations; and

          9.3.19 Any reasonable direct expenditure, other than expenditures that are covered by the foregoing provisions, incurred by Del Toro for the necessary and proper operation of the Claims.

     9.4 Resignation; Deemed Offer to Resign. Del Toro may resign as manager of the joint venture memorialized herein upon not less than six (6) months’ prior Notice to Bowerman, in which case Bowerman may assume all management duties by Notice to Del Toro within sixty (60) days after receipt of the Notice of resignation. Del Toro shall be deemed to have resigned upon the occurrence of any of the following:

          9.4.1 Del Toro or the SPE fails to timely pay and account to Bowerman for any amount due hereunder, including payment and delivery of Bowerman’s share of Net Proceeds;

          9.4.2 Except for conditions of force majeure and monetary payments owed to Bowerman, Del Toro or the SPE fails to perform a material obligation imposed upon it under this Agreement or the SPE’s operating agreement, and such failure continues for a period of sixty (60) days after Notice from Bowerman demanding performance;

          9.4.3 Del Toro or the SPE fails to pay or contest in good faith its bills and debts hereunder as such obligations become due;

          9.4.4 Occurrence of an event of Involuntary Withdrawal with respect to Del Toro; or

          9.4.5 A judgment, decree or order for relief is entered against Del Toro or the SPE that materially affects the ability of either to perform its respective duties and obligations hereunder.

10. TERMINATION

     10.1 Termination by Expiration or Agreement. This Agreement shall expire as expressly provided in Section 4, unless earlier terminated by written agreement of the Parties.

     10.2 Termination by Deadlock. If Del Toro fails to prepare and implement a work plan and budget within three (3) months after the expiration of the 36-Month Work Plan, either Party may terminate this Agreement by giving thirty (30) days of Notice of termination to the other Party.

     10.3 Termination by Del Toro’s Material Default. Bowerman may terminate this Agreement by giving Del Toro sixty (60) days of Notice of termination if Del Toro defaults in the performance of any or all of its material duties and obligations hereunder. Except for its obligations hereunder to make monetary payments to Bowerman directly or via the SPE (in which event there is no notice or curative period), Del Toro shall not be considered in default of its obligations unless Bowerman provides Notice of such default and Del Toro has not remedied such default, to the reasonable satisfaction of Bowerman, within sixty (60) days after the effective date of such Notice of default.

     10.4 With or Without Cause. This Agreement may be terminated by either Party with or without cause and for any reason upon one hundred and twenty (120) days of Notice to the non-terminating Party.

     10.5 Winding Up on Expiration or Termination. The Claims shall not be developed, worked or otherwise exploited by either Party absent the effectiveness of this or a replacement joint operation agreement between the Parties (or their respective successors, as and when applicable).

     Promptly after termination under Sections 10.1 or 10.2, Del Toro shall take all actions necessary to wind up the activities undertaken pursuant to this Agreement, including the SPE. All costs and expenses incurred by Del Toro in connection with any such termination and winding up activities shall be expenses chargeable to the Account. Promptly after termination under Section 10.3, Bowerman shall take all actions necessary to wind up the activities undertaken pursuant to this Agreement. All costs and expenses incurred by Bowerman in connection with any such termination and winding up activities shall be expenses reimbursable from the Account or Del Toro, at Bowerman’s sole and arbitrary discretion.

     10.6 Continuing Authority. On termination of this Agreement under Sections 10.1, 10.2 or 10.3, or the deemed withdrawal of either Party pursuant to the provisions of this Agreement, Del Toro (or Bowerman if Del Toro withdraws) shall have the power and authority to do all things on behalf of both Parties which are reasonably necessary or convenient to (i) wind up operations, and (ii) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of operations prior to such termination or withdrawal. The Party winding up operations shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Parties, encumber assets, and take any and every other reasonable action in any matter with respect to which the former Party continues to have, or appears or are alleged to have, a common interest or a common liability.

11. TRANSFER; PREEMPTIVE RIGHTS

     11.1 General. A Party shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement, solely as provided for in this Section 11.

     11.2 Limitations on Free Transferability. Any Transfer by either Party under Section 11.1 shall be subject to the following limitations:

          11.2.1 Neither Party shall Transfer any interest in this Agreement (including any royalties, fees, profits, or other interest in the Products), except in conjunction with the Transfer of part or all of its Participating Interest;

          11.2.2 No transferee of all or any part of a Party’s Participating Interest shall have the rights of a Party unless and until the transferring Party has provided to the other Party Notice of the Transfer, and, except as provided in Sections 11.2.6 and 11.2.7, the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Party;

           11.2.3 Neither Party shall make a Transfer that shall violate any Laws, or result in the cancellation of any permits, licenses, or other authorizations;

           11.2.4 No Transfer permitted by this Section 11 shall relieve the transferring Party of its share of any liability, whether accruing before or after such Transfer, that arises out of operations conducted prior to such Transfer or exists on the effective date of such Transfer;

          11.2.5 If a Transfer of less than all of a Participating Interest,

the transferring Party and its transferee shall act and be treated as one Party by notifying the non-transferring Party of their designated agent to act on their behalf with respect to all matters pertaining to this Agreement (provided that the transferring Party and its transferee may change the agent by giving Notice to the other Party, but such replacement must be one of them);

          11.2.6 If the Transfer results from the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Party in a bona fide transaction, such Encumbrance shall be granted only in connection with such Party’s financing payment or performance of that Party’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests hereunder of the other Party. Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (“Secured Party”) first enter into a written agreement with the other Party in form satisfactory to the other Party, acting reasonably, that binds the Secured Party, to the effect that (i) the Secured Party shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Party’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement, (ii) the Secured Party’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Party’s Participating Interest to the other Party or, failing such a sale, at a public auction to be held at least ten (10) days after prior Notice to the other Party, such sale to be subject to the purchaser entering into a written agreement with the other Party (whereby such purchaser assumes all obligations of the encumbering Party under the terms of this Agreement); provided that the price of any preemptive sale to the other Party shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Secured Party’s Notice to the other Party of its intent to sell the encumbering Party’s Participating Interest. Failure of a sale to the other Party to close by the end of such period, unless failure is caused by the encumbering Party or by the Secured Party, shall permit the Secured Party to sell the encumbering Party’s Participating Interest at a public sale, and (iii) the charge shall be subordinate to any then-existing debt encumbering the transferring Party’s Participating Interest;

          11.2.7 If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either Party upon distribution to it creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sale, commitment or disposition shall be subject to the terms and conditions of this Agreement.

     11.3 Preemptive Right. Any Transfer by either Party under Section 11.1 and any Transfer by an Affiliate of control of either Party shall be subject to a preemptive right of the other Party as described below.

          11.3.1 If either Party intends to Transfer all or any part of its

Participating Interest, or an Affiliate of either Party intends to Transfer control of such Party (“Transferring Entity”), such Party shall promptly notify the other Party of such intent. The Notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the Notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the non-monetary consideration and stated in terms of cash or currency).

          11.3.2 The other Party shall have ninety (90) days from the date such Notice is received to notify the Transferring Entity whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the Notice. If it does so elect, the acquisition by the other Party shall be consummated promptly after Notice of such election is delivered.

          11.3.3 If the other Party fails to exercise its priority right to purchase within the period provided for above, the Transferring Entity shall have one hundred eighty (180) days following the expiration of such period to consummate the Transfer to the third party at a price and on terms no less favorable to the Transferring Entity than those offered. If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the other Party’s preemptive right in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this subsection.

          11.3.4 These procedures shall not apply to the (i) Transfer by either Party of all or any part of its Participating Interest to an Affiliate; pursuant to an incorporation, or corporate or company consolidation or reorganization of a Party by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Party; or corporate or company merger or amalgamation by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Party, (ii) subject to Subsection 11.2.6 of this Agreement, the grant by either Party of a security interest in its Participating Interest by Encumbrance, (iii) the creation by any Affiliate of either Party of an Encumbrance affecting its Control of such Party, (iv) a sale or other commitment or disposition of Products or proceeds from sale of Products by either Party upon distribution to it pursuant to this Agreement, or (v) failure of a Party’s Affiliate to comply with this Section 11, which shall be a breach by such Party of this Agreement.

12. DISPUTES

     12.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

     12.2 Venue. The location for any arbitration proceeding shall be Carson City, Nevada.

     12.3 Alternative Dispute Resolution. The Parties prefer to attempt to settle and resolve any controversy or claim relating to this Agreement informally through good faith, face to face negotiations between executive representatives of each Party having the authority to settle. The Parties’ representatives shall meet within thirty (30) days of a Party’s Notice to the other of a dispute requiring resolution. If the Parties have not reached a mutually agreeable resolution to such dispute within ten (10) days of the meeting, either Party may seek resolution via binding arbitration pursuant to the American Arbitration Association’s commercial rules of arbitration.

     12.4 Fees and Costs. All disputes arising under or in connection with this Agreement that cannot be resolved by agreement between the Parties shall be resolved in accordance with applicable Laws. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

13. CONFIDENTIALITY, USE AND DISCLOSURE OF INFORMATION

     13.1 Business Information. The Parties shall jointly own all Business Information concerning the relationship set forth in this Agreement, as their Participating Interests are determined pursuant to this Agreement. Except as provided in Sections 13.3 and 13.4, or with the prior written consent of the other Party, each Party shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

     13.2 Party Information. In performing its obligations under this Agreement, neither Party shall be obligated to disclose any its Party Information to the other Party. If a Party elects to disclose its Party Information in performing hereunder, such Party Information, together with all improvements, enhancements, refinements and incremental additions to such Party Information that are developed, conceived, originated or obtained by the disclosing Party in its performance hereunder (“Enhancements”), shall be owned exclusively by the disclosing Party (so long as said Party originally developed, conceived, originated or obtained such Party Information and/or Enhancements, as the case may be). Each Party may use and enjoy the benefits of either Party’s disclosed Party Information and Enhancements thereto in the conduct of its performance hereunder, but the Party that did not originally develop, conceive, originate or obtain such Party Information may not use such Party Information or Enhancements thereto for any other purpose. Except as provided in Section 13.4, or with the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion, each Party shall keep confidential and not disclose to any third party or the public any portion of any of the other Party’s Party Information or Enhancements thereto that constitute Confidential Information.

     13.3 Permitted Disclosure of Confidential Business Information. Either Party may disclose Business Information that is Confidential Information (i) to a Party’s managers, members, officers, directors, partners, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Party’s performance of its obligations under this Agreement, (ii) to any bona fide potential transferee to whom the disclosing Party contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer, (iii) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Party, or (iv) to a third party with whom the disclosing Party contemplates any independent business activity or operation. The Party disclosing Confidential Information pursuant to this Section 13.3, shall disclose such Confidential Information only to those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 13.3 and who have agreed in writing supplied to, and enforceable by, the other Party to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and otherwise to be bound by the provisions of this Section 13. Such writing shall not preclude parties described in Section 13.3(ii) from discussing and completing a Transfer with the other Party. The Party disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

     13.4 Disclosure Required By Law. Notwithstanding anything to the contrary contained in this Section 13, a Party may disclose any Confidential Information if, in the opinion of the disclosing Party’s legal counsel, (i) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order, or (ii) such disclosure is legally required pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Party. Prior to any disclosure of Confidential Information under this Section 13.4, the disclosing Party shall give the other Party at least ten (10) days of prior Notice (unless another time period is required by such rules, regulations or proceeding)

and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including obtaining protective orders and supporting the other Party’s intervention in any such proceeding.

     13.5 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Party shall first consult with the other Party as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Party, there is not sufficient time to consult with the other Party before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Party shall notify the other Party, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Party before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Party relating to this Business shall also identify the other Party.

14. INDEMNIFICATION

     14.1 Indemnities / Limitation of Liability. Each Party shall indemnify, defend and hold harmless the other Party, its managers, members, directors, officers, employees, agents and attorneys-in-fact, or Affiliates (collectively, “Indemnified Party”) from and against the entire amount of any Material Loss. A “Material Loss” means all costs, expenses, damages, fines, penalties or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Party (“Indemnifying Party”) of any representation, warranty or covenant contained in this Agreement. A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Party incurs losses, costs, damages or liabilities in excess of ten thousand dollars ($10,000) (the “Indemnification Threshold”) relating to breaches of warranties, representations and covenants contained in this Agreement. Once the Indemnification Threshold is reached, the Indemnifying Party shall be liable for the entire amount of the Material Loss.

     14.2 Indemnification Procedure. If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written Notice of such claim or demand shall promptly be given to the Indemnifying Party. The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the Notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given Notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party that have arisen out of the indemnified claim or demand.

15. MISCELLANEOUS PROVISIONS

     15.1 Notice. Notices shall be effective (i) three (3) business days after being deposited in the United States mail, with sufficient first-class postage and fees prepaid, (ii) the next business day if sent by Federal Express, United Parcel Service, or other comparable overnight courier service, for overnight delivery, all charges prepaid or charged to the sender, (iii) the date of recipient’s actual receipt, if personally delivered to the recipient, or (iv) if sent by fax, and such transmission is confirmed by a fax delivery confirmation receipt generated by the sender’s fax machine in the ordinary course of business, effective the date of such receipt if received before 5:00 P.M. on a business day, but otherwise effective on the next business day.

     15.2 Gender and Number. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

     15.3 Currency. All references to “dollars” or “$” herein means lawful currency of the United States of America.

     15.4 Headings. The subject headings of Sections are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     15.5 Waiver. The failure of either Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

     15.6 Modification. No change, amendment or other modification of this Agreement shall be valid unless made in writing and duly executed by both Parties.

     15.7 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of nature; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct operations beyond the reasonable expectations of the Party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment, or by contractors’ or subcontractors’ shortages of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Party shall promptly give Notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Party shall resume performance as soon as reasonably possible.

     15.8 Rule Against Perpetuities. The Parties do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Claims and/or the Real Property, in a Participating Interest, or in any assets exists under this Agreement, such right or option must be exercised, if at all, so as to vest within the time period(s) permitted by applicable rules. If, however, any such violation should inadvertently occur, a court shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

     15.9 Further Assurances. Each of the Parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with project financing.

     15.10 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. This Agreement shall (and does) bind and inure to the benefit of the respective successors and permitted assigns of the Parties.

     15.11 Memorandum. At the request of either Party, a memorandum or short form of this Agreement shall be prepared by Del Toro, executed and acknowledged by both Parties, and delivered to Del Toro for recording and filing in those appropriate recording districts and filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Parties hereunder. Unless both Parties agree, this Agreement shall not be recorded.

     15.12 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

     15.13 No Third Party Beneficiaries. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors, transferees and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement as a third party beneficiary or otherwise.

     15.14 Interpretation. Although the first draft of this Agreement was prepared by counsel to Bowerman’s parent company (as further detailed below in Section 15.17), and although this Agreement has been reviewed, further negotiated, and approved by Del Toro’s counsel, because both Parties benefit from the memorialization of a detailed joint operations agreement, Del Toro shall reimburse Bowerman’s parent company for sixty percent (60%) of the costs invoiced to same by its law firm to prepare this Agreement.

     15.15 Including; Disjunctive / Conjunctive. The term “including” means “including, without limitation.” Usage of “and/or” means both the conjunctive and disjunctive and is intended for expansive interpretation and not to limit the options available to each Party affected thereby.

     15.16 Miscellaneous. This Agreement’s time periods shall be computed by excluding the first day and including the last. Except if otherwise specifically noted, all periods referencing days shall be measured by calendar days, and, if the last day in a given period falls on a weekend or legal holiday, then the last day thereof shall be the next business day thereafter. Except as may otherwise be specified herein, no action by a Party against another for breach hereof is limited to breach of contract remedies.

     15.17 INDEPENDENT INVESTIGATION. THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL TO BOWERMAN’S PARENT COMPANY SOLELY FOR BOWERMAN’S BENEFIT. WHILE DEL TORO’S PRESIDENT INDICATES

THAT IT CONTEMPLATES RETAINING THAT SAME LAW FIRM (NAMELY, RUTLEDGE LAW CENTER LTD.) TO PROVIDE LEGAL COUNSEL TO THE PARTIES HEREUNDER, DEL TORO HEREBY ACKNOWLEDGES THAT SAID FIRM IS NOT REPRESENTING DEL TORO WITH REGARD TO THE TRANSACTION MEMORIALIZED HEREIN. FOR THE AVOIDANCE OF DOUBT, DEL TORO HEREBY EXPRESSLY WAIVES AND CONSENTS TO ANY CONFLICT THAT MIGHT EXIST BY VIRTUE OF RUTLEDGE LAW CENTER LTD.’S SOLE REPRESENTATION OF BOWERMAN WITH REGARD TO THE UNDERLYING TRANSACTION. WITH THE FOREGOING IN MIND, EACH PARTY HAS: INDEPENDENTLY EVALUATED THE DESIRABILITY OF ENTERING INTO THIS AGREEMENT AND IS NOT RELYING ON ANY REPRESENTATION, GUARANTEE OR STATEMENT NOT SET FORTH HEREIN; AND HAS BEEN AFFORDED THE OPPORTUNITY TO SEEK LEGAL COUNSEL WITH REGARD TO ITS RIGHTS AND OBLIGATIONS AND HAS CONSULTED OR REFUSED SUCH COUNSEL, AND ACCORDINGLY NEGOTIATED THIS AGREEMENT.

     The Parties have each executed this Agreement by duly authorized representative and each Party hereby acknowledges that it understands and is bound by this Agreement.

BOWERMAN HOLDINGS, LLC, a	DEL TORO SILVER CORP., a
California limited liability company	Nevada domestic corporation

By: Trinity Alps Resources, Inc., Manager
By: /s/Patrick A. Fagen	By: /s/Greg Painter
Patrick A. Fagen, President	Greg Painter, President

Date: November 14, 2011	Date: November 14, 2011

EXHIBIT A

Description of the Claims

EXHIBIT B

36-Month Work Plan

YEAR ONE:

YEAR TWO:

YEAR THREE: